Exhibit 99.1

OneWater Marine Inc. Announces Fiscal First Quarter 2020 Results
Strong Revenue Growth Builds Momentum Going Into 2020 Boat Season

Fiscal First Quarter 2020 Highlights:

•	Revenue increased 49% to $153.7 million
•	Same-store sales grew 17%
•	Pre-owned boat sales increased 90% to $37.8 million
•	Finance & insurance income increased 100% to $4.3 million
•	Operating income increased 176% to $3.0 million
•	Net loss totaled $1.1 million
•	Adjusted EBITDA[1] rose to $1.1 million, compared to a loss of $0.1 million in the prior year
•	Successfully completed initial public offering (“IPO”) on February 11, 2020; net proceeds totaled $59.2 million

BUFORD, GA – February 27, 2020 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater”) today announced results for its fiscal first quarter ended December 31, 2019.

“Following a successful initial public offering earlier this month, we are thrilled to report a strong start to our fiscal year 2020. Since its inception in 1987, OneWater has executed a strategy that blends organic growth and strategic acquisitions. We believe that this strategy, coupled with an excellent customer experience, has positioned OneWater well to meet the demands of a large and growing boating market,” commented Austin Singleton, Chief Executive Officer of OneWater.

Mr. Singleton continued, “During the fiscal first quarter, positive consumer sentiment and favorable retail boat trends drove our same-store sales growth of 17 percent, with increased sales across all of our boat categories, particularly in ski and wake, as well as runabouts. Feedback from the start of the 2020 boat season suggests continued momentum and optimism across our network. In fact, our sales at several major boat shows, such as Atlanta, grew beyond our high single-digit expectations. Furthermore, through our focused efforts and training, we doubled our high-margin finance & insurance income in the fiscal first quarter of 2020 compared to the prior year. We also delivered positive adjusted EBITDA in our seasonally lowest sales quarter.”

“As we look to the remainder of fiscal 2020, while we anticipate that solid consumer retail trends will continue, the agility of our team and operations allow us to react quickly to any change in macroeconomic disruptions and their potential impact on marine retail sales. We also believe the pipeline of high-quality dealerships to add to the OneWater family remains robust. The successful completion of our IPO further solidifies OneWater’s position as a market leader in the marine industry and sets us up for further expansion and growth in 2020 and beyond,” concluded Mr. Singleton.

1 See reconciliation of Non-GAAP financial measures below.

For the three months ended December 31	2019	2018	$ Change	% Change
	(unaudited, $ in thousands)
Revenues
New boat sales	$98,102	$67,564	$30,538	45.2%
Pre-owned boat sales	37,821	19,914	17,907	89.9%
Finance & insurance income	4,325	2,164	2,161	99.9%
Service, parts & other sales	13,450	13,636	(186)	(1.4)%
Total revenues	$153,698	$103,278	$50,420	48.8%

First Quarter 2020 Results

Revenue for the fiscal first quarter 2020 was $153.7 million, an increase of 49% compared to $103.3 million in fiscal first quarter 2019, primarily driven by strong sales of both new and pre-owned units. Stores recently acquired contributed to the increase in first quarter sales and same-store sales for the fiscal first quarter increased 17%, comprised of a balanced increase in both units sold and price per unit. Fiscal first quarter 2020 finance & insurance income increased to $4.3 million from $2.2 million in the prior year period.

Gross profit totaled $32.2 million for the fiscal first quarter 2020, compared to $23.3 million for the fiscal first quarter 2019, driven by the increased new and pre-owned unit sales and higher finance & insurance income. Gross margin of 20.9% declined 170 basis points compared to the prior year due primarily to a shift in the mix and size of boat models sold, the margin profile of recently acquired locations and the Company’s emphasis on generating strong same-store sales.

Fiscal first quarter 2020 selling, general and administrative expenses totaled $28.4 million, or 18.5% of sales, compared to $21.6 million, or 20.9% of sales, in the first quarter of 2019. The reduction in selling, general and administrative expenses as a percentage of sales was due to leverage from the incremental same-store sales increase.

Net loss attributable to common interest holders for the fiscal first quarter of 2020 totaled $3.7 million, compared to net income of $0.8 million, in the fiscal first quarter of 2019.  The decrease is primarily due to a $3.9 million reduction in income related to the non-cash change in fair value of warrant liability and amounts related to the redeemable preferred interest. Post-IPO, OneWater’s share count changed dramatically as a result of the stock split and share offering. Additionally, the warrant liability and redeemable preferred interest were also converted  and repaid, respectively, at the IPO.

Fiscal first quarter 2020 adjusted EBITDA (see reconciliation of Non-GAAP financial measures) totaled $1.1 million, compared to adjusted EBITDA loss of $0.1 million in the fiscal first quarter of 2019.

At December 31, 2019, the Company’s cash and cash equivalents balance was $10.5 million, an increase of $3.5 million compared to $7.0 million at December 31, 2018. Total inventory at December 31, 2019 increased to $313.8 million compared to $251.3 million at December 31, 2018, primarily due to the dealerships we acquired during the fiscal year 2019.

2020 Guidance

For fiscal year 2020, the Company expects same-store sales growth of low double-digits and adjusted EBITDA in the range of $56.0 million to $58.0 million. These amounts exclude the impact of any acquisitions that the Company may complete during the fiscal year 2020.

Recent Developments

On February 11, 2020, OneWater successfully completed its IPO of 5,307,693 shares of its Class A Common Stock at a price of $12.00 per share, which includes the exercise in full by the underwriters of their option to purchase an additional 692,308 shares of Class A Common Stock.

The net proceeds received by OneWater from the offering (after deducting underwriting discounts and commissions) were approximately $59.2 million. OneWater contributed the net proceeds to its subsidiary, One Water Marine Holdings, LLC (“OneWater LLC”) in exchange for limited liability company units in OneWater LLC. OneWater LLC contributed the proceeds to its subsidiary One Water Assets & Operations LLC (“OWAO”) and OWAO used the net proceeds, together with cash on hand and borrowings under its credit facility, to redeem all outstanding preferred units in OWAO held by certain affiliates of Goldman Sachs & Co. LLC and The Beekman Group.

Conference Call and Webcast

OneWater will host a conference call to discuss its fiscal first quarter 2020 earnings on Thursday February 27, 2020 at 8:30 am Eastern time. The conference call may be accessed by dialing (866) 220-5793 in the U.S./Canada or (615) 622-8064 for participants outside the U.S./Canada using the Conference ID # 4568628. This call is being webcast and can be accessed through the “Events” section of the Company’s website at https://investor.onewatermarine.com/ where it will be archived for one year.

About OneWater Marine Inc.
OneWater Marine Inc. is one of the largest and fastest-growing premium recreational boat retailers in the United States. OneWater operates 63 stores throughout 11 different states, eight of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, parts and accessories, finance and insurance products, maintenance and repair services and ancillary services such as boat storage.

Non-GAAP Financial Measures and Key Performance Indicators
This press release and our related earnings call contain certain non-GAAP financial measures, consisting of adjusted EBITDA as a measure of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP. Because our non-GAAP financial measures may be defined differently by other companies, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. We have not reconciled non‐GAAP forward-looking measures to their corresponding GAAP measures because certain items that impact these measures are unavailable or cannot be reasonably predicted without unreasonable efforts.

Adjusted EBITDA
We define Adjusted EBITDA as net income (loss) before interest expense – other, income taxes, depreciation and amortization and other expense (income), further adjusted to eliminate the effects of items such as the change in the fair value of warrants, contingent consideration and transaction costs.

Our board of directors, management team and lenders use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and other items (such as the fair value adjustment of the warrants, contingent consideration and transaction costs) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Same-Store Sales
We define same-store sales as sales from our stores excluding new and acquired stores. New and acquired stores become eligible for inclusion in the comparable store base at the end of the store’s thirteenth month of operations under our ownership and revenues are only included for identical months in the same-store base periods. Stores relocated within an existing market remain in the comparable store base for all periods. Additionally, amounts related to closed stores are excluded from each comparative base period. We use same-store sales to assess the organic growth of our revenue on a same-store basis.  We believe that our assessment on a same-store basis represents an important indicator of comparative financial results and provides relevant information to assess our performance.

Cautionary Statement Concerning Forward-Looking Statements
This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management's current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: decline in demand for our products and services, the seasonality and volatility of the boat industry, our acquisition strategies, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, the timing of development expenditures, and other risks. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the prospectus filed in connection with our initial public offering. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Investor or Media Contact:
Jack Ezzell
Chief Financial Officer
IR@OneWaterMarine.com

One Water Marine Holdings, LLC and Subsidiaries Consolidated Statements of Operations

For the three months ended December 31	2019	2018
	($ in thousands except share and per share data) (unaudited)
Revenues
New boat sales	$98,102	$67,564
Pre-owned boat sales	37,821	19,914
Finance & insurance income	4,325	2,164
Service, parts & other sales	13,450	13,636
Total revenues	153,698	103,278

Gross Profit
New boat gross profit	16,501	12,242
Pre-owned boat gross profit	5,601	3,033
Finance & insurance gross profit	4,325	2,164
Service, parts & other gross profit	5,762	5,880
Total gross profit	32,189	23,319

Selling, general and administrative expenses	28,440	21,629
Depreciation and amortization	760	607
Income from operations	2,989	1,083

Other Expense (income)
Interest expense – floor plan	2,659	1,787
Interest expense – other	1,853	1,228
Transaction costs	437	298
Change in fair value of warrant liability	(771)	(4,695)
Other income expense, net	(122)	(45)
Total other expense (income), net	4,056	(1,427)

Net (loss) income	(1,067)	2,510

Less: Net income attributable to non-controlling interest	247	277
Net (loss) income attributable to One Water Marine Holdings, LLC	(1,314)	2,233

Redeemable preferred interest, dividends and accretion	2,345	1,391
OneWater LLC Preferred distribution	49	47
Net (loss) income attributable to common interest holders	$(3,708)	$795

(Loss) earnings per unit attributable to common interest holders:
Basic	$(48.42)	$10.49
Diluted	$(48.42)	$7.72

One Water Marine Holdings, LLC and Subsidiaries Consolidated Balance Sheets

December 31	2019	2018
	($ in thousands) (unaudited)
Assets
Current assets:
Cash	$10,461	$6,992
Restricted cash	250	665
Accounts receivable	9,574	9,336
Inventories	313,837	251,266
Prepaid expenses and other current assets	11,946	2,099
Total current assets	346,068	270,358

Property and equipment, net	17,489	20,200

Other assets:
Deposits	345	327
Identifiable intangible assets	61,304	50,735
Goodwill	113,059	99,528
Total other assets	174,708	150,590
Total assets	$538,265	$441,148

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$5,610	$4,274
Other payables and accrued expenses	14,188	9,097
Customer deposits	7,736	5,849
Notes payable – floor plan	264,481	218,353
Current portion of long-term debt	6,823	3,344
Total current liabilities	298,838	240,917

Long-term Liabilities:
Other long-term liabilities	1,569	2,486
Warrant liability	50,116	47,528
Long-term debt, net of current portion and unamortized debt issuance costs	67,013	48,096
Total liabilities	417,536	339,027

Redeemable preferred interest in subsidiary	87,053	80,533

Members’ Equity:
Members' Equity attributable to One Water Marine Holdings, LLC	27,962	16,718
Equity attributable to non-controlling interests	5,714	4,870
Total liabilities and Members' Equity	$538,265	$441,148

One Water Marine Holdings, LLC and Subsidiaries Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

For the three months ended December 31	2019	2018
	($ in thousands) (unaudited)

Net (loss) income	$(1,067)	$2,510
Interest expense – other	1,853	1,228
Income taxes	-	-
Depreciation and amortization	760	607
Gain on settlement of contingent consideration	-	-
Transaction costs	437	298
Change in fair value of warrant liability	(771)	(4,695)
Other expense (income), net	(122)	(45)
Adjusted EBITDA	$1,090	$(97)